EXHIBIT 11


                       HEICO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE



                                                                1997                               1996(2)
                                                   -----------------------------      -----------------------------
                                                                         FULLY                              FULLY
                                                      PRIMARY           DILUTED          PRIMARY           DILUTED
                                                   -----------       -----------      -----------       -----------
Nine months ended July 31:

Weighted average number of common
     shares outstanding                            $ 5,323,041       $ 5,323,041      $ 5,167,947       $ 5,167,947

Common Stock equivalents arising from
     dilutive stock options (1)                      1,020,175         1,047,731          679,498           708,258
                                                   -----------       -----------      -----------       -----------
                                                     6,343,216         6,370,772        5,847,445         5,876,205
                                                   ===========       ===========      ===========       ===========

Net income per share:
    From continuing operations                     $      0.78       $      0.78      $      0.39       $      0.39
    From discontinued operations                         --                --                0.16              0.16
    From gain on sale of dis-
      continued operations                               --                --                0.90              0.89
                                                   -----------       -----------      -----------       -----------

Net income per share                               $      0.78       $      0.78      $      1.45       $      1.44
                                                   ===========       ===========      ===========       ===========

Three months ended July 31:

Weighted average number of common
     shares outstanding                              5,350,187         5,350,187        5,237,911         5,237,911

Common Stock equivalents arising from
     dilutive stock options (1)                      1,016,102         1,049,571          887,164           887,164
                                                   -----------       -----------      -----------       -----------
                                                     6,366,289         6,399,758        6,125,075         6,125,075
                                                   ===========       ===========      ===========       ===========

Net income per share:
     From continuing operations                    $       .27       $      0.27      $      0.17       $      0.17
     From discontinued operations                        --               --                 0.04              0.04
     From gain on sale of dis-
       continued operations                              --                --                0.86              0.86
                                                   -----------       -----------      -----------       -----------

Net income per share                               $       .27       $      0.27      $      1.07       $      1.07
                                                   ===========       ===========      ===========       ===========


(1) Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.

(2) All net income per share and common shares outstanding information has been retroactively restated to reflect stock dividends and stock splits.

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